SUB-ITEM 77D(a): Policy with respect to security investments

HIMCO VIT American Funds Asset Allocation Fund

HIMCO VIT American Funds Blue Chip Income and Growth Fund

HIMCO VIT American Funds Bond Fund

HIMCO VIT American Funds Global Bond Fund

HIMCO VIT American Funds Global Growth Fund

HIMCO VIT American Funds Global Growth and Income Fund

HIMCO VIT American Funds Global Small Capitalization Fund

HIMCO VIT American Funds Growth Fund

HIMCO VIT American Funds Growth-Income Fund

HIMCO VIT American Funds International Fund

HIMCO VIT American Funds New World Fund

Supplement to Statutory Prospectuses, Summary Prospectuses, and

Statement of Additional Information, each dated April 30, 2017, as supplemented to date

October 4, 2017

Notice of Liquidation & Substitution

At a special meeting of shareholders held on October 3, 2017, shareholders of each of the Funds listed above (each, a “Feeder Fund” and, collectively, the “Feeder Funds”) approved an Agreement and Plan of Substitution, which will, subject to the conditions of the Agreement and Plan of Substitution, replace investors’ interests in each Feeder Fund with interests in each Master Fund as shown in the table below (each such transaction, a “Substitution”). The Substitutions are expected to occur on or about November 10, 2017 (the “Liquidation Date”), resulting in complete liquidation of the Feeder Funds.

The Agreement and Plan of Substitution provides for:

●	Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company (collectively, the “Insurance Companies”) redeeming shares of each Feeder Fund;
●	The Insurance Companies then purchasing Class 4 shares of each Master Fund with the cash proceeds from the redemption; and
●	Each Substitution will take place at relative net asset value with no change in the dollar amount of any contract holder’s beneficial investment in the Feeder Fund.

Name of Feeder Fund	Name of Master Fund
HIMCO VIT American Funds Asset Allocation Fund Class IB Shares	American Funds Insurance Series – Asset Allocation Fund Class 4 Shares
HIMCO VIT American Funds Blue Chip Income and Growth Fund Class IB Shares	American Funds Insurance Series – Blue Chip Income and Growth Fund Class 4 Shares
HIMCO VIT American Funds Bond Fund Class IB Shares	American Funds Insurance Series – Bond Fund Class 4 Shares
HIMCO VIT American Funds Global Bond Fund Class IB Shares	American Funds Insurance Series – Global Bond Fund Class 4 Shares

Name of Feeder Fund	Name of Master Fund
HIMCO VIT American Funds Global Growth Fund Class IB Shares	American Funds Insurance Series – Global Growth Fund Class 4 Shares
HIMCO VIT American Funds Global Growth and Income Fund Class IB Shares	American Funds Insurance Series – Global Growth and Income Fund Class 4 Shares
HIMCO VIT American Funds Global Small Capitalization Fund Class IB Shares	American Funds Insurance Series – Global Small Capitalization Fund Class 4 Shares
HIMCO VIT American Funds Growth Fund Class IB Shares	American Funds Insurance Series – Growth Fund Class 4 Shares
HIMCO VIT American Funds Growth-Income Fund Class IB Shares	American Funds Insurance Series – Growth-Income Fund Class 4 Shares
HIMCO VIT American Funds International Fund Class IB Shares	American Funds Insurance Series – International Fund Class 4 Shares
HIMCO VIT American Funds New World Fund Class IB Shares	American Funds Insurance Series – New World Fund Class 4 Shares

On or after October 4, 2017, each Feeder Fund shall cease its business and may depart from its stated investment objective and policies as it prepares to liquidate and distribute its assets. During this time, each Feeder Fund may invest some or all of its assets in cash and cash equivalents in preparation for the Substitution.

Transfer Rights. At any time prior to the Liquidation Date, contract holders may transfer their beneficial interests in a Feeder Fund to any of the other investment options offered under their respective contracts, subject to the terms of the relevant contract prospectuses and contracts, and no transfer fees or other charges will be imposed. Following a Substitution, contract holders who had any beneficial interest automatically transferred from investing in a Feeder Fund to investing in the corresponding Master Fund may transfer such interests among any of the investment options available under their respective contracts in accordance with the terms of the contracts, also free of any transfer fees or other charges. Any such transfer will not be counted as one of the free transfers permitted per calendar year under the contracts, provided that the transfer occurs prior to, or within 90 days after, the date of the Substitution. Please note, however, that if you have elected an optional living and/or death benefit rider in your contract, any transfers may be subject to investment restrictions. Please see your contract prospectus and your contract for more information about the investment options available for your optional living and/or death benefit rider, if applicable. In addition, contract holders’ transfer rights are subject to any market timing/short-term trading provisions described in their respective contract prospectuses or their contracts.

This Supplement should be retained with your Summary Prospectus, Prospectus, and SAI for future reference.